Exhibit 10.8

May 14, 2007

Dennis Condon

1875 S. Grant Street, Suite 110

San Mateo, CA 94010

Dear Dennis:

We are delighted to offer you employment (subject to the customary background check as noted below) as President and Chief Business Officer for BioForm Medical, Inc. This position will be based in the San Mateo, CA office, and begin June 12 11th, 2007, reporting to Steve Basta, President and CEO.

Your annual base salary will be $305,000, paid bi-weekly. In addition, you will be eligible for the management bonus program, with a bonus opportunity of 40% of your base salary.

Management shall recommend to the Board of Directors that you receive stock options for 450,000 shares of common stock. These options will be considered incentive stock options (ISO’s) to the extent permitted subject to the annual ISO vesting limitations. The remainder of the options would be non-qualified options. Only the Board of Directors in its sole discretion can grant stock options, and the options may be increased or decreased on terms or provisions altered by the board prior to grant. The Board of Directors will price the options at the next meeting, and the options begin vesting retrospectively to your date of hire on the following schedule: 25% on the one (1) year anniversary of vesting commencement date, and 1/48 of the options shall vest each month thereafter over a 4-year total vesting period, subject to your continued employment.

The stock option grant noted above will be subject to the terms and conditions of BioForm Medical’s 2003 Stock Plan, which provides for, among other things, acceleration of vesting in the event of your termination following a change of control (as set forth in more detail therein). In addition, you will be entitled to six (6) months severance if your employment is terminated without cause after a change in control of the Company.

BioForm Medical, Inc.’s benefits include health and dental insurance, short and long-term disability, 15 days paid time off (PTO), 401K savings plan, and flexible spending account, along with standard paid holidays.

The health, dental, 401K, and short/long term disability coverage become effective the first day of the month after the date of hire.

This offer of employment is subject to completion by the company of a satisfactory background check as is customary for senior officers of companies intending to become publicly traded.

Dennis Condon Offer Letter

May 14, 2007

Your position is exempt under the Fair Labor Standards Act. This position and all other positions at the company are intended to be “at will” positions under California law and can be terminated with or without cause and with or without notice at any time by either you or the company.

On your first day of employment, please be sure to bring social security numbers and dates of birth for you and all your dependents. In addition, please be sure to bring eligibility for employment information to complete the I-9 form.

If you accept this offer of employment, please sign this letter and send it along with a fresh copy of your resume to Juanita Sullivan at our San Mateo office. Additionally, this offer is extended to you with the condition of signing our “Agreement Regarding Proprietary Information and Inventions” upon starting your new role. Please confirm your acceptance by May 18, 2007.

The BioForm Medical, Inc. team looks forward to you joining us in our very exciting venture. I personally look forward to working with you and to the substantial contribution that I believe you will make to our team.

Sincerely,	Offer Accepted:

/s/ Steven L. Basta	/s/ Dennis Condon
Steven L. Basta	(Signature)
President & CEO	Print Name: Dennis Condon